Exhibit 99.1

Aratana Therapeutics Reports Fourth Quarter and Full Year 2018 Financial Results

LEAWOOD, Kan., March 12, 2019 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the development and commercialization of innovative therapeutics for dogs and cats, announced its fourth quarter and full year 2018 financial results and recent business highlights.

“Our primary focus for 2019 is to increase our net product revenues and advance our development programs,” stated Craig Tooman, President and Chief Executive Officer of Aratana Therapeutics. “Our greatest opportunity to grow revenues is to continue to educate our customers about the benefits of our scientifically differentiated therapeutics.”

Financial Results

The fourth quarter of 2018 net loss was $8.6 million or $0.18 diluted loss per share compared to a net loss of $15.6 million or $0.37 diluted loss per share for the corresponding quarter ended December 31, 2017. For the year ended December 31, 2018, Aratana reported a net loss of $14.7 million or $0.32 diluted loss per share compared to a net loss of $47.5 million or $1.17 diluted loss per share in 2017.

Aratana reported $4.9 million in net revenues for the fourth quarter 2018 compared to $10.5 million in net revenues in the fourth quarter of 2017. The fourth quarter of 2017 included $6.0 million in sales of GALLIPRANT finished goods to Elanco Animal Health, Inc. The Company recorded $35.4 million in net revenues for the full year 2018 compared to $25.6 million in net revenues for the full year 2017. The Company’s full year 2018 revenues include $7.5 million in NOCITA net product sales and $4.6 million in ENTYCE net product sales. Aratana also reported $23.3 million in GALLIPRANT licensing and collaboration revenues, which included a $15.0 million milestone payment for achieving a sales threshold of at least $35 million in U.S. net sales of GALLIPRANT by Elanco in 2018.  In 2017, the Company recognized $5.9 million in licensing and collaboration revenues and $19.7 million in products sales, which included $15.5 million in product sales of GALLIPRANT finished goods to Elanco, $2.8 million in NOCITA net product sales and $1.3 million in ENTYCE net product sales.

The cost of product sales totaled $2.8 million in the fourth quarter of 2018 in comparison to $5.9 million in the corresponding period in 2017. The Company's cost of product sales for the full year 2018 totaled $6.8 million, which included inventory valuation adjustments of approximately $2.7 million. In 2017, Aratana reported $16.4 million in cost of product sales, which largely consisted of cost of finished goods of GALLIPRANT sold to Elanco.  The decrease year-over-year is primarily due to Elanco’s assumption of manufacturing responsibility for GALLIPRANT in the third quarter of 2017.

Research and development expenses totaled $1.6 million in the fourth quarter ended December 31, 2018 compared to $3.6 million for the quarter ended December 31, 2017. For the full year 2018, research and development expenses totaled $6.9 million compared to $15.1 million in 2017. The decrease in research and development expenses in 2018 was due primarily to fewer on-going pivotal studies and pre-launch manufacturing activities compared to the corresponding period in 2017.  However, Aratana anticipates research and development expenses may increase slightly in 2019 as pipeline programs progress.

Selling, general and administrative expenses totaled $7.4 million for the fourth quarter ended December 31, 2018 compared to $7.6 million for the same period in 2017. For the full year 2018, selling, general and administrative expenses were $28.8 million versus $28.9 million for 2017. Aratana expects selling, general and administrative expenses for 2019 to remain relatively consistent compared to 2018, as the Company continues to focus on supporting further adoption and awareness of its marketed therapeutics.

Financial Guidance

As of December 31, 2018, Aratana had approximately $43.0 million in cash, cash equivalents, restricted cash and short-term investments on a debt-free basis. In the fourth quarter of 2018, the Company paid approximately $25.8 million toward outstanding indebtedness and was permanently released from all security interests, commitments and obligations under its Loan and Security Agreement.

“Due to the successful achievement of the GALLIPRANT sales milestone, we were able to repay our outstanding debt early and in full,” stated Rhonda Hellums, Chief Financial Officer of Aratana Therapeutics. “In 2019, we aim to drive our commercial momentum and be prudent with our cash utilization.”

In 2019, the Company expects a net decrease of cash of approximately $20.0 million to be used to support its current activities. We believe our current cash, cash equivalents, restricted cash and short-term investments will be sufficient to fund our current operating plan through at least the first quarter of 2020.

Business Highlights

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NOCITA® (bupivacaine liposome injectable suspension): In 2018, NOCITA net product sales increased sequentially quarter-over-quarter as a result of the approximately 60 percent increase in the number of new accounts ordering NOCITA. The average monthly order for those accounts ordering is approximately $1,800. Additionally, the Company has also commenced the regulatory process for a smaller, 10 mL vial size, which if approved, may allow Aratana to expand the account base from mainly specialty clinics to general practice clinics.

•

NOCITA for Cats: In August 2018, the Company received FDA approval expanding the NOCITA label as a peripheral nerve block to provide regional post-operative analgesia following onychectomy in cats. Results from a study in client-owned cats showed NOCITA demonstrated a statistically significant improvement in pain evaluation success rates over 72 hours and was well-tolerated.

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ENTYCE® (capromorelin oral solution):  In 2018, ENTYCE was ordered by more than 13,000 veterinary clinics with re-order rates of more than 70 percent. Market research among veterinarians also showed strong ENTYCE awareness and satisfaction with the therapeutic’s efficacy. While canine inappetence is a market that the Company expects will take time to build, the Company remains confident in its ability to grow the market and increase ENTYCE revenues. The Company plans to focus on growing use by existing customers, driving usage in chronic conditions and increasing days of therapy.

•

Capromorelin for Cats: On February 27, 2019, the Company received a technical section complete letter for safety from FDA’s Center for Veterinary Medicine (CVM) for capromorelin (AT-002) in cats. In December 2018, Aratana submitted the technical section for chemistry, manufacturing and controls (CMC) to CVM. Additionally, the Company’s pivotal field effectiveness study evaluating the therapeutic candidate for weight management in cats with chronic kidney disease is anticipated to complete target enrollment mid-2019.

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GALLIPRANT® (grapiprant tablets): According to third-party data, GALLIPRANT is second in market share (approximately 15%) within the competitive NSAID market and dispensed by more clinics than any other oral NSAID. Elanco reported that market demand for GALLIPRANT continues to grow and in the fourth quarter of 2018, the product exceeded supply capacity impacting the fourth quarter results, which resulted in GALLIPRANT backorders primarily in the distribution channel. Elanco anticipates backorders will clear by the end of the first quarter or early second quarter of 2019.

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AT-019: In February 2018, Aratana licensed exclusive, worldwide rights from AskAt Inc. to develop and commercialize AT-019, a potent and innovative EP4 receptor antagonist therapeutic candidate for pain, inflammation and other indications. In early-2019, Aratana started transferring the manufacturing process of the active pharmaceutical ingredient (API) and early formulation work.

Webcast & Conference Call Details

The Company will host a live conference call on Tuesday, March 12, 2019 at 4:30 p.m. ET to discuss financial results from the fourth quarter and full year ended December 31, 2018.

Interested participants and investors may access the live audio webcast (https://www.webcaster4.com/Webcast/Page/421/29315)  or use the conference call dial-in:

1 (866) 364-3820 (U.S.)

1 (855) 669-9657 (Canada)

1 (412) 902-4210 (International)

A replay of the fourth quarter and full year 2018 results teleconference will be available within several hours of the event and an audio webcast will be accessible for 90 days in the Aratana Investor Room  (https://aratana.investorroom.com/index.php). For a replay of the call, use the below dial-in and conference ID 10128673:

1 (877) 344-7529 (U.S.)

1 (855) 669-9658 (Canada)

1 (412) 317-0088 (International)

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on developing and commercializing innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana’s mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. We work with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners. For more information, please visit www.aratana.com.

Contacts
For investor inquires:
Rhonda Hellums

ir@aratana.com

(913) 353-1026

For media inquiries:
Rachel Reiff

media@aratana.com

(913) 353-1050

IMPORTANT SAFETY INFORMATION

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency. Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (https://entyce.aratana.com/pi)  for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs and cats only. Do not use in dogs or cats younger than 5 months of age, dogs that are pregnant, lactating or intended for breeding. Do not administer by intravenous or intra‐arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Adverse reactions in cats may include elevated body temperature, infection or chewing/licking at the surgical site. Avoid concurrent use with bupivacaine HCl, lidocaine or other amide local anesthetics.  Please see the full Prescribing Information (https://nocita.aratana.com/pi)  for more detail.

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Click here (https://www.elancolabels.com/us/galliprant-with-tear-off)  for full prescribing information.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance; our anticipated use of cash in the remainder of 2019; our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; efforts to build the inappetence market; potential use and timing of availability of the 10 mL vial size of NOCITA; expectations regarding trends in selling, general and administrative expenses; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, expanding account bases, advancing our therapeutic candidates and offering safe and effective therapeutics that elevate the standard of care in veterinary medicine.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks pertaining to legal proceedings, including stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of future financing arrangements, including credit facilities; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and collaboration partners, including with respect to adequate quality control and compliance with regulatory requirements, difficulties with complex and unique manufacturing processes, their ability to obtain raw materials and the conduct of our target animal studies; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the effectiveness of our internal controls; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; the impact of tax reform legislation; impacts of generic products; safety, quality or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; risks relating to customer exposure to rising costs and reduced customer income; risks relating to a highly competitive health industry; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our or our licensors’ intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; the additional compliance requirements now that we are no longer an emerging growth company; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, along with our other reports filed with the SEC, including our Quarterly Reports on Form 10-Q, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31, (unaudited)		December 31,
	2018	2017	2018	2017
Revenues
Licensing and collaboration revenue	$1,344	$2,014	$23,326	$5,913
Product sales	3,562	8,443	12,086	19,660
Total revenues	4,906	10,457	35,412	25,573
Costs and expenses
Cost of product sales	2,770	5,912	6,783	16,387
Royalty expense	798	704	3,865	1,821
Research and development	1,567	3,552	6,855	15,126
Selling, general and administrative	7,362	7,574	28,780	28,897
Amortization of intangible assets	129	115	517	350
Impairment of intangible assets	—	7,448	—	7,448
In-process research and development	—	—	500	—
Total costs and expenses	12,626	25,305	47,300	70,029
Loss from operations	(7,720)	(14,848)	(11,888)	(44,456)
Other income (expense)
Interest income	225	138	666	449
Interest expense	(1,034)	(880)	(3,391)	(3,481)
Other expense, net	(105)	(8)	(109)	(22)
Total other expense	(914)	(750)	(2,834)	(3,054)
Net loss	$(8,634)	$(15,598)	$(14,722)	$(47,510)
Net loss per share, basic and diluted	$(0.18)	$(0.37)	$(0.32)	$(1.17)
Weighted average shares outstanding, basic and diluted	48,027,220	42,493,514	46,606,855	40,494,301

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$42,671	$67,615
Accounts receivable, net and prepaid expenses and other current assets	4,031	4,048
Inventories	11,425	13,576
Total current assets	58,127	85,239
Property and equipment, net	693	1,166
Goodwill	40,846	41,295
Intangible assets, net	6,099	6,616
Restricted cash	351	350
Other long-term assets	320	526
Total assets	$106,436	$135,192
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$5,557	$11,163
Licensing and collaboration commitment	—	7,000
Current portion – loans payable	—	17,333
Total current liabilities	5,557	35,496
Loans payable, net	—	19,492
Other long-term liabilities	57	70
Total liabilities	5,614	55,058
Total stockholders’ equity	100,822	80,134
Total liabilities and stockholders’ equity	$106,436	$135,192